United States securities and exchange commission logo





                      February 16, 2023

       James Hippel
       Chief Financial Officer
       Bio-Techne Corporation
       614 McKinley Place N.E.
       Minneapolis, MN 55413

                                                        Re: Bio-Techne
Corporation
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2022
                                                            Filed August 24,
2022
                                                            File Number
000-17272

       Dear James Hippel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences